Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this “Agreement”) is made and entered into by and between Diamondback E&P LLC, a Delaware limited liability company (“Company”), and Russell D. Pantermuehl (“Executive”) on November 30, 2021 (the “Effective Date”).

RECITALS

WHEREAS, Executive currently is employed by Company as Executive Vice President and Chief Engineer; and

WHEREAS, Executive has announced his intention to transition from a full-time employee to a consultant effective as of December 31, 2021 (the “Transition Date”); and

WHEREAS, Executive and Company desire to continue Executive’s full-time employment through the Transition Date and then retain Executive’s services as a consultant following the Transition Date, in each case, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. REMAINING EMPLOYMENT TERM

1.1 Terms of Employment Prior to Transition Date. Executive will maintain his current title, duties, responsibilities, benefits and full-time employment status through December 31, 2021 (the “Employment Period”). During the Employment Period, Executive will continue to serve as an Executive Vice President reporting to the Chief Executive Officer. During the Employment Period, Executive will continue to use his best efforts to promote Company’s interests, and to give Company the benefit of his experience, knowledge and skills. Executive shall cease to serve as Executive Vice President and Chief Engineer and cease to serve as a full-time employee of the Company and its affiliates on the Transition Date, unless earlier terminated pursuant to Section 4 below.

1.2 Consulting Engagement. Company agrees to engage Executive as a consultant of Company commencing on January 1, 2022, and the Executive agrees to render services as a consultant to Company as of such date on the terms and conditions set forth in this paragraph. The term of service as a consultant to Company will continue through and including December 31, 2022 (the “Consulting Period”). During the Consulting Period, Executive agrees to be available to provide such consulting services as may be reasonably requested from to time by Company’s Chief Executive Officer, at the rate of at least four days per month; provided, however, that regardless of the number of days of service provided, service as a consultant during Consulting Period will be treated as “Continuous Service” (as defined in the Diamondback Energy, Inc. 2021 Amended and Restated Equity Incentive Plan (the “Plan”)). During this Consulting Period, Executive will continue to use his best efforts to promote Company’s interests, and to give Company the benefit of his experience, knowledge and skills.

1.3 Vacation. The Executive will continue to accrue vacation through the Transition Date to the extent Executive is eligible to do so under the Company’s vacation policy, and may use any accrued but unused vacation days prior to the Transition Date, provided that any vacation will be taken at the reasonable and mutual convenience of Company and Executive. The balance of any accrued but unused vacation will be paid to Executive in his final paycheck at the end of the Employment Period, subject to any customary withholdings.

1.4 Notice and Scheduling. During the Consulting Period, Company will provide Executive reasonable notice of any consulting service obligations and Executive will have the right to reschedule commitments to Company to accommodate his personal schedule, provided that Executive gives Company reasonable notice of such intention to reschedule.

1.5 Employment Status. During the Employment Period, Executive will continue to perform his services as an employee of the Company. During the Consulting Period, the relationship of Executive to Company will be that of an independent contractor, and during the Consulting Period Executive shall have no authority to bind or represent Company and Company shall have no right to direct or control the manner in which Executive performs the services contemplated by Section 1.2. Nothing in this Agreement shall be construed to create, during the Consulting Period, any association, partnership, joint venture, employment, or agency relationship between Executive and Company for any purpose.

2. COMPENSATION TO EXECUTIVE

2.1 Remuneration. Company will pay Executive compensation for the services rendered hereunder, determined as follows:

2.1.1 During the Employment Period, Executive will be entitled to continue to receive a base salary at his current base salary rate.

2.1.2 During the Consulting Period, Executive will be entitled to a monthly consulting fee equal to $4,000, payable in arrears and prorated in the event of any partial months. During the Consulting Period, Executive may elect to continue group health plan coverage under COBRA and the Company will reimburse Executive for the cost of Executive’s COBRA premiums to the same extent such premiums would be paid by the Company if Executive continued as a full-time employee, as provided in Section 2.3.

2.1.3 In no event will Executive be entitled to any bonus, commissions, fees, other payments or consideration of any type, kind or character except as expressly provided in this Section 2.

2.2 Expense Reimbursement. In addition to the amounts provided for in Section 2.1, Company will continue to reimburse Executive for all reasonable costs incurred in connection with the performance of his duties hereunder (“Reimbursable Expenses”) in accordance with Company’s expense reimbursement policy.

2.3 Benefits. On and after the Effective Date, Executive’s eligibility to participate in or receive any health, welfare, life insurance, short-term or long-term disability insurance, or any other benefits of any type offered by Company or any of its affiliates to their respective employees or to any other parties will be governed by and subject to the terms of the benefit plans sponsored by Company. Executive will no longer be entitled to participate in Company group health plan as an active employee following the Transition Date. Following the Transition Date, Executive may elect to continue coverage under COBRA and Company will reimburse Executive for the cost of Executive’s COBRA premiums to the same extent such premiums would be paid by the Company if Executive continued as a full-time employee through December 31, 2022. The failure by Executive to timely elect to continue health care benefits under COBRA and/or pay the full amount of the COBRA premiums will result in the termination of continuing health benefits. Executive will be cease participation in the Company 401(k) plan in accordance with the terms of the plan upon Executive’s cessation of full-time employment on the Transition Date.

2.4 Equity Awards. Notwithstanding anything herein or in the terms of any equity-based compensation award granted by the Company or an affiliate to the contrary, subject to (i) Executive’s executing (and not revoking) the full general release required by the provisions in Section 6 hereof at or within 30 days after the end of the Employment Period, substantially in the form attached hereto as Exhibit A, releasing all claims, known or unknown, that Executive may have against any the Company, its respective affiliates, subsidiaries, divisions, predecessor companies, employee benefit plans (within the meaning of ERISA § 3(3)), its and their successors and assigns, their affiliated and predecessor companies, and their officers, directors, employees and agents, arising out of or any way related to Executive’s employment or termination of employment with Company; (ii) Executive’s providing the services through the Transition Date; and (iii) Executive’s continued compliance with any restrictive covenants to which Executive is subject, the Consulting Period will be counted as Continuous Service for purposes of determining the vesting of any equity award previously granted under the Plan that is outstanding and unvested as of the Transition Date. During the Employment Period and the Consulting Period, all equity awards in respect of his service to the Company and affiliates that are outstanding as of the Effective Date (other than outstanding awards that are fully earned and vested) (the “Awards”) shall continue to be governed by such Award agreements and the Plan as applicable (including, as applicable, rights to dividend and distribution equivalents), and shall continue to vest (or in the case of performance based Awards, be eligible to vest) on the scheduled dates set forth in such Award agreements based on Executive’s Continuous Service with the Company through such vesting dates that occur during the Employment Period or the Consulting Period (or as applicable, the last day of the Performance Period that occurs during such periods of employment with respect to performance based Awards). Following the Effective Date, Executive shall not receive or be eligible to receive any future grants of equity-based compensation awards.

2.5 Annual Bonus Payment. Notwithstanding anything herein to the contrary, Executive shall remain eligible to receive an annual bonus in respect of the 2021 fiscal year at the level of attainment of performance goals therefor and on the same date as payment is made to the executives of Company. No bonus will be earned or payable for the 2022 fiscal year.

2.6 Severance Plan. At the expiration of the Employment Period, Executive shall no longer be considered a “Participant” under the Diamondback Energy, Inc. Senior Management Severance Plan (the “Severance Plan”) and shall not under any circumstances be entitled to payments or benefits under the Severance Plan.

2.7 No Additional Compensation. Except for the compensation set forth in this Agreement, Executive will not be entitled to any other compensation or consideration pursuant to this Agreement or otherwise in connection with Executive’s service or Executive’s duties or obligations relating thereto, including, without limitation, performing the services and travel time.

3. OFFICE ACCOMMODATIONS

3.1 Office Space and Support. Executive’s services during the Consulting Period may be provided remotely from such location(s) as determined by Executive. During the Consulting Period, if requested by Executive, Company will provide Executive with the use of office space selected by Company at Company’s offices in Oklahoma City, Oklahoma, Midland, Texas, or at other locations, if necessary, as well as telephone, fax and copy machine access. Such office space may or may not be separated from office space used by other Company employees and contractors, and may be subject to change from time to time by Company in its sole discretion. Support services will be provided to Executive on a non-exclusive and non-priority basis, as and when available. It is understood that Executive will, upon Company’s request, provide the services contemplated by this Agreement and, if necessary, meet with representatives of Company at any of its locations mutually agreed upon by Company and Executive.

3.2 Computer Access. Company will give to Executive, without cost, access to or use of a computer, including such hardware and software and access to Company’s network and such subscriptions and research tools as may be necessary for use in connection with providing the services. Such equipment, and all information on the hard drive thereof, will at all times remain property of Company.

3.3 Survival of Indemnification and D&O Insurance Coverage.

3.3.1 Insurance. To the extent that the Company maintains any directors and officers liability insurance, errors and omissions insurance or professional liability insurance, fidelity insurance, fiduciary liability insurance or any such similar policy or coverage or other liability insurance covering officers and directors (“Insurance”), Executive shall continue to be covered under such policy or policies for the periods that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate in accordance with the terms of such Insurance. However, nothing herein shall in any way require the Company to continue to maintain any Insurance; provided, that the Company shall provide to Executive notice of any material modification (including a copy of such modification) or termination of Insurance.

3.3.2 Indemnification. Notwithstanding any provisions of this Agreement to the contrary, the terms of any indemnification agreement or provision applicable to Executive by reason of the fact that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate shall remain in full force and effect during the Term and shall survive his termination of employment and any expiration or termination of this Agreement. Notwithstanding the terms of any indemnification agreement, the Company shall continue to indemnify Executive for his prior services to the Company or at the Company’s request to another entity to the maximum extent permitted under applicable law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by applicable law, provided, that Executive shall be required to repay any advanced amounts if the standard of conduct for indemnification thereunder is not met.

4. TERM AND TERMINATION

4.1 Term. This Agreement will be effective on the Effective Date and end on the earlier of (a) the date of termination of this Agreement in accordance with the provisions of this Section 4, and (b) the last day of the Consulting Period (the “Term”).

4.2 Termination. On or after the Effective Date, Company may terminate this Agreement if Executive refuses to or is unable to perform the contemplated services or is in breach of any material provision of this Agreement, provided the Executive will have 30 days after a notice from Company to cure such default. In addition:

4.2.1 This Agreement and Executive’s service to the Company hereunder may be terminated by Company at any time on the mutual agreement of Company and Executive.

4.2.2 This Agreement and Executive’s service to the Company hereunder may be terminated:

(a) By Executive immediately in the event of any default on the part of Company in payment of any amount due Executive hereunder when due, provided that Company will have 30 days after a notice from Executive to cure such default;

(b) By either party at any time on 30 days prior written notice to the other party; or

(c) Automatically upon Executive’s death or disability.

4.2.3 Notwithstanding the foregoing, in the event of any termination of this Agreement as provided in Section 4.2.1, Company will compensate Executive for all services performed through the effective date of such termination, and reimburse Executive for all Reimbursable Expenses incurred, through the effective date of such termination. No termination fee will be payable in the event of a termination hereunder.

5. COVENANTS

5.1 Representations. Executive represents and warrants that Executive has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Executive’s obligations to Company under this Agreement or Executive’s ability to perform the duties and services contemplated by this Agreement. Executive will not enter into any such conflicting agreement during the term of this Agreement.

5.2 No Assignment or Subcontracting. In light of the unique and specialized nature of Executive’s services, Executive will not have the right to subcontract the performance of any services.

5.3 Resignation. Executive will, and hereby does, resign all positions he may have as an officer, employee or director of Company and any of Company’s controlled subsidiaries effective as of the close of business on the Transition Date.

5.4 Survival. The provisions of this Section 5 will survive any expiration, suspension or termination, for any reason, of this Agreement, and the existence of any claim or cause of action by Executive against Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Company of the covenants and agreements of this Section 5.

6. RELEASE

6.1 Executive hereby acknowledges that Company’s obligations under Section 2 hereof are in excess of any payments or benefits to which Executive is entitled under law, contract or otherwise and are contingent upon Executive’s timely execution of, and failure to revoke a release of claims both (i) at or within 30 days after the end of the Employment Period substantially in the form set forth in Exhibit A to this Agreement and (ii) at or within 30 days after the end of the Consulting Period substantially in the form set forth in Exhibit A to this Agreement (each a “Release”).

6.2 In the event that Executive does not timely execute both of the Releases or if Executive timely revokes either Release as described therein, Company will have no obligations to Executive under Section 2.4 of this Agreement.

7. MISCELLANEOUS

7.1 Controlling Law. This Agreement is to be governed and controlled by the laws of the State of Texas, without regard to its rules of conflicts of law, except to the extent preempted by federal law. Venue for any judicial, administrative, arbitration, mediation or other alternative dispute resolution proceeding will be Midland County, Texas.

7.2 Succession and Assignment. This Agreement will inure to the benefit of and will be binding upon Company, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Company or similar transaction. The obligations and duties of Executive herein will be personal and not assignable.

7.3 Confidentiality. Executive may not divulge information concerning Company or any Services to anyone without Company’s prior written consent (such consent not to be unreasonably withheld or delayed). Company reserves the right to release all information as well as to time its release, form or content. Notwithstanding the foregoing, this provision will not apply to information that is in the public domain, or which was acquired by Executive independently from third parties not known to Executive to be under any obligation to Company to keep such information confidential. Notwithstanding the foregoing, this provision will not apply to discussion of matters related to the Services with third parties that are potential counterparties, affiliates, operating partners or employees. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if he files a lawsuit to enforce this Agreement or for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if he: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, nothing in this Agreement, any other agreement between Executive and the Company or any Company policy shall be read to prevent Executive from (a) reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any Inspector General, or (b) making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive will not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that he has made such reports or disclosures.

7.4 Publicity. Any publicity, advertisement or press release by Executive regarding Company will be under the sole discretion and control of Company, and no contact or discussions by Executive regarding his services with the public press or media representatives may be had without the prior written consent of Company.

7.5 Extent of Agreement. This Agreement represents the entire agreement between Company and Executive relating in any way to the subject matter hereof and supersede all previous understandings and or agreements. No modifications or amendments of this Agreement will be valid unless made in writing and signed by the parties hereto.

7.6 Waiver. The waiver of the breach of any term or of any condition of this Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

7.7 Attorneys’ Fees in Action on Contract. If any dispute or proceeding occurs between Executive and Company, which arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the trier of fact hearing the matter will, in his or her sole discretion, determine the prevailing party in such proceeding and, in addition to any other judgment or award, may, in his or her sole discretion, award such prevailing party such sums as he or she determines to be reasonable as and for the prevailing party’s attorneys’ fees and disbursements, including expert witness fees.

7.8 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances.

7.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

7.10 Advice of Counsel. Executive acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained such advice of independent legal counsel.

7.11 Certain Tax Matters.

7.11.1 Deferred Compensation Exceptions. Payments under this Agreement will be administered and interpreted to maximize the short-term deferral exception to and under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively “Section 409A”). The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.

7.11.2 Separate Payments and Payment Timing. Any payment or installment made under this Agreement and any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), will be treated as separate payments. Executive will not, directly or indirectly, designate the taxable year of a payment made under this Agreement. Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).

7.11.3 General 409A Provisions. If for any reason, the short-term deferral exception is inapplicable, payments and benefits payable to Executive under this Agreement are intended to comply with the requirements of Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A). Company does not guaranty or warrant the tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Executive will, in all cases, be liable for any taxes due as a result of this Agreement. Neither Company nor any of its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(a) If Executive or Company determines that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A, Executive and Company agree to amend this Agreement, or take such other actions as Executive and Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.

(b) All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date or dates provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of Company.

(c) All references in this Agreement to termination of this Agreement or termination of services or termination mean Executive’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.

(d) All reimbursements and in-kind benefits provided under this agreement that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including that (i) in no event will reimbursements by Company under this agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Executive submits an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (ii) Executive’s right to have Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

7.11.4 Specified Employee Status. If Executive is a specified employee (within the meaning of Code Section 409A) on the date of his separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to Executive during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Executive’s separation from service, or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 7.11.4 will be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment. Any remaining payments and benefits due under this Agreement will be paid as otherwise provided in this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

Diamondback E&P LLC

By:	/s/ Travis Stice
Travis Stice, Chief Executive Officer

EXECUTIVE:

/s/ Russell D. Pantermuehl
Russell D. Pantermuehl, in his individual capacity

EXHIBIT A

RELEASE UNDER TRANSITION AND CONSULTING AGREEMENT

This release of claims (this “Release Agreement”) is made and entered into as of the __ day of ______, 202_ by Russell D. Pantermuehl (hereinafter referred to as “Executive”), in favor of Diamondback E&P LLC, a Delaware limited liability company (“Diamondback” or “Company”), in full and final settlement of any and all claims Executive may have or hereafter claim to have against Diamondback and its affiliated companies, including any parent company and any direct or indirect subsidiaries of the Company or its parent company, and, in each case, their respective officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, assigns and legal counsel (collectively hereinafter referred to as “Releasees”).

RECITALS

WHEREAS, in connection with Executive’s planned termination of employment with Company, Company and Executive entered into a Transition and Consulting Agreement dated November 30, 2021, Between Diamondback E&P LLC And Russell D. Pantermuehl (the “Transition Agreement”); and

WHEREAS, in consideration of certain payments by Company, Section 6 of the Transition Agreement provides for Executive to execute a release of claims (the “Release”) upon [Executive’s separation from service at the end of the Employment Period as defined in the Transition Agreement][the expiration of the Consulting Period as defined in the Transition Agreement].

NOW, THEREFORE, in consideration of his continued retention for services through the [Transition Date (as defined in the Transition Agreement)][end of the Consulting Period], the mutual promises and covenants set forth in the Transition Agreement and other consideration to be received by Executive from Company pursuant to the provisions of the Transition Agreement, the parties hereby agree as follows:

Article I. Release of Claims

1. Executive hereby acknowledges that Company’s obligations under Section 2 of the Transition Agreement are in excess of any payments or benefits to which Executive is entitled under law, contract or otherwise and are contingent upon Executive’s timely execution of, and failure to revoke this Release Agreement, including the release of claims set forth in this Section 1. In the event that Executive does not timely execute this Release Agreement or if Executive timely revokes this Release Agreement as described below, Company will have no obligations to Executive under Section 2.4 of the Transition Agreement. For purposes of this Section 1, Releasees include Company and its affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

1.1 Executive, on behalf of himself and his personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that Executive holds as of the date he signs this Release Agreement, or at any time previously held against any Releasee, arising out of any matter whatsoever (with the exception of breach of the Transition Agreement). This release specifically includes, but is not limited to, any and all Claims:

1.1.1 Arising out of or in any way related to Executive’s employment with or separation of employment from Company, or any contract or agreement between Executive and Company or any of its affiliates or the termination thereof;

1.1.2 Arising out of or in any way related to any treatment of Executive by any of the Releasees, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, discipline, work hours, demotion, transfer, termination, compensation, performance review, or training; (iv) any statements or alleged statements by Company or any of the Releasees regarding Executive, whether oral or in writing; (v) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, compensatory damages, or lost wages; or (vi) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever.

1.1.3 Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which Executive is legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act, as amended (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); or any other fair employment practices statute(s) of any state;

1.1.4 Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, including, but not limited to, the Transition Agreement; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

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1.1.5 Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time prior to the date Executive signs this Release Agreement.

1.2 Executive agrees that, except as set forth in the Transition Agreement, Executive is not entitled to any payment or benefits from any of the Releasees, including, but not limited to, any payments or benefits under any plan, program or agreement with any Releasee.

1.3 Nothing contained in this Release Agreement will (i) release any claim that cannot be waived under applicable law, (ii) release Executive’s rights to any benefits under any employee welfare benefit plan of Company, the 401(k) Plan or with respect to the right to elect health care continuation under COBRA, (iii) release any entitlement to or with respect to indemnification which Executive may have pursuant to Company’s bylaws, any policy of insurance maintained by Company or otherwise under law, or (iv) be construed to release Executive’s rights under the Transition Agreement or be construed to prohibit or restrict Executive in any manner from bringing appropriate proceedings to enforce the Transition Agreement. Executive acknowledges that execution of this Release Agreement terminates any claims Executive previously held to any and all compensation and employee benefits, other than those specifically identified in the Transition Agreement.

1.4 In executing this Release Agreement, which includes Release provisions in this Section 1, Executive further understands and acknowledges that: (i) this Release Agreement constitutes a Release that is a voluntary waiver of any and all rights and claims Executive has against the Releasees as of the date of the execution of this Release Agreement, including rights or claims arising under the ADEA, (ii) Executive has waived rights or claims pursuant to this Release Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled; (iii) Executive is hereby advised that he should consult with an attorney of his choosing concerning the Release provisions of this Release Agreement prior to executing it; (iv) he has been afforded a period of at least twenty one (21) days to consider the terms of this Release Agreement, and in the event he should decide to execute this Release Agreement in fewer than twenty-one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Release Agreement for a full twenty one (21) days; (v) he may revoke this Release Agreement at any time during the seven (7) days following the date of execution, and this Release Agreement shall not become effective or enforceable until such revocation period has expired and (vi) he is not executing this Release Agreement in reliance on any promises, representations or inducements other than those contained in the Transition Agreement and he is executing this Release Agreement voluntarily, free of any duress or coercion.

1.5 By signing this Release Agreement, Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this Section 1. Executive further represents that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of the matters released hereby. Nothing in this Release prevents Executive from filing an administrative charge with, or participating in any proceeding before the Equal Employment Opportunity Commission or any other federal, state, or local agency (provided, that Executive acknowledges that he may not recover any monetary benefits or damages or other personal relief in any such proceeding and further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).

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Article II.

Notice to Executive

2. PLEASE READ THIS AGREEMENT CAREFULLY. IT, AS REQUIRED BY THE TRANSITION AGREEMENT, CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Executive has executed this Release Agreement as of the day and year first written above.

EXECUTIVE:

Russell D. Pantermuehl

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